EXECUTION VERSION
                                                            (CONFORMED COPY)
                                NTL Incorporated


                               PURCHASE AGREEMENT
                               ------------------



                                                                 July 15, 1999


France Telecom, S.A.
6 Place d'Alleray
75505 Paris Cedex 15
France

Ladies and Gentlemen:

         NTL Incorporated, a Delaware corporation ("NTL"), proposes, subject to the terms and conditions set forth herein (including the Schedules, Attachments and Exhibits hereto), to issue and sell to France Telecom, S.A. (the "Purchaser"), 2,702,703 shares (the "Common Shares") of NTL's common stock, par value $0.01 per share (the "Common Stock") and 750,000 shares (the "Preferred Shares") of 5% Convertible Preferred Stock having an aggregate liquidation preference of $750,000,000 (the "Preferred Stock") and having the terms set forth in the Certificate of Designation attached hereto as Attachment I (the "Certificate of Designation"). All Common Shares and Preferred Shares sold to the Purchaser hereunder are referred to herein as the "Securities".

         1. NTL represents and warrants to, and agrees with, the Purchaser that:

                  (a) NTL's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and NTL's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 have been made available to the Purchaser in connection with the offering of the Securities. All documents of NTL filed with the United States Securities and Exchange Commission (the "Commission") pursuant to the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") are referred to herein as the "Exchange Act Reports". The Exchange Act Reports, when they were filed with the Commission, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. The Exchange Act Reports did not, as of their respective dates, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the


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         circumstances under which they were made, not misleading. NTL has timely filed all reports and registration statements and made all filings required to be made with the Commission under the Exchange Act, the United States Securities Act of 1933, as amended (the "Securities Act"), or the applicable rules and regulations of the Commission thereunder;

                  (b) There has not been any material adverse change in, or any adverse development which materially affects, the business, assets, properties, financial condition or results of operations of NTL and its subsidiaries taken as a whole since December 31, 1998; and, since December 31, 1998, there has not been any material change in the capital stock, long-term debt or any other liability (which would be required to be reflected on a balance sheet or the notes thereto) of NTL or any of its subsidiaries not reported in an Exchange Act Report or any material adverse change or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of NTL and its subsidiaries taken as a whole; provided, however, that any change resulting from a strategic acquisition currently being reviewed by NTL of which the Purchaser has been informed (the "Strategic Acquisition") shall not be deemed a material change for purposes of this Section 1(b) and Section 7(b);

                  (c) NTL has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Exchange Act Reports, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, or in which such qualification is necessary, except where the failure to be so qualified in any such jurisdiction does not or would not subject NTL to any material liability or disability; and each significant subsidiary (as defined in Regulation S-X of the Commission, each a "Significant Subsidiary") of NTL has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to own its properties and conduct its business as it has been currently conducted, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, or in which such qualification is necessary, except where the failure to be so qualified in any such jurisdiction does not or would not subject such Significant Subsidiary to any material liability or disability;

                  (d) NTL has an authorized, issued and outstanding capitalization as set forth in the attached Exhibit A, and all of the issued shares of capital stock of NTL have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each Significant Subsidiary of NTL have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors' qualifying


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                                        3


         shares) are owned directly or indirectly by NTL, free and clear of all liens, encumbrances, equities or claims;

                  (e) The Securities, and the shares of Common Stock issuable upon conversion or redemption of the Preferred Shares, including any dividends in the form of shares of Preferred Stock or shares of Common Stock, have been duly and validly authorized by NTL, and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable, and the issuance of the Securities is not subject to preemptive or other similar rights;

                  (f) The execution and delivery of this Purchase Agreement and the consummation of the transactions contemplated herein, have been duly authorized by all necessary corporate action on the part of NTL, and when executed by NTL and the Purchaser will not conflict with or result in any breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any property or assets of NTL or its Significant Subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which NTL or any of its Significant Subsidiaries is a party or by which NTL or any or its Significant Subsidiaries may be bound or to which any of the property or assets of NTL or any of its Significant Subsidiaries is subject, nor will such action result in any violation of the provisions of the Restated Certificate of Incorporation or the By-laws of NTL or of any of its Significant Subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over NTL or any of its Significant Subsidiaries or any of their properties; and other than (i) the listing of the Common Shares and the shares of Common Stock issuable upon conversion or redemption of, or as a dividend with respect to, the Preferred Shares, on the Nasdaq National Market, (ii) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and
         (iii) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance and sale of the Securities and the shares of Common Stock issuable upon conversion or redemption of, or any dividends paid with respect to, the Preferred Shares, or the consummation by NTL of the transactions contemplated by this Purchase Agreement;

                  (g) Neither NTL nor any of its Significant Subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;



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                  (h) There are no claims, actions, suits, arbitration,
         proceedings or investigations pending against NTL or any of its Significant Subsidiaries or of which any property of NTL or any of its Significant Subsidiaries is the subject which, if determined aversely to NTL or any of its Significant Subsidiaries, would individually or in the aggregate have a material adverse effect on the current or future financial condition, shareholder's equity or results of operations of NTL and its subsidiaries taken as a whole; and, to the best of NTL's knowledge, no such claims, actions, suits, arbitration, proceedings or investigations are threatened or contemplated by governmental authorities or threatened or contemplated by others;

                  (i) The audited consolidated balance sheet of NTL and its subsidiaries for the fiscal years ended as of December 31, 1996, December 31, 1997, and December 31, 1998, and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flow of NTL and its subsidiaries, together with all related notes and schedules thereto, and the unaudited consolidated balance sheet of NTL and its subsidiaries as of March 31, 1999, and the related unaudited consolidated statements of income, retained earnings, stockholders' equity and cash flow of NTL and its subsidiaries together with all related notes and schedules thereto (the "Interim Financial Statements"), all of which are contained in the respective Exchange Act Reports (i) were prepared in accordance with the books of account and other financial records of NTL and its subsidiaries, (ii) present fairly the consolidated financial condition and results of operations of NTL and its subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. generally accepted accounting principles and practices applied on a basis consistent with the past practices of NTL and its subsidiaries and (iv) in case of the Interim Financial Statements, include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition and the results of the operations of NTL and its subsidiaries as of the dates thereof or for the periods covered thereby;

                  (j) The execution of, and consummation of the transactions contemplated in, this Purchase Agreement will not (either alone or upon the occurrence of any additional or subsequent events, other than the Strategic Acquisition) (i) constitute an event under any NTL Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employee, officer, consultant, independent contractor, agent or director of NTL (an "Employee"); or (ii) result in the triggering or imposition of any restrictions or limitations on the right of NTL or the Purchaser to amend or terminate any NTL Benefit Plan. No payment or benefit which will or may be made by NTL, the Purchaser or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code").


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         For the purposes of this Section 1(j), "Benefit Plan" means each plan, program, policy payroll practice, contract, agreement or other arrangement providing for compensation, retirement benefits, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Section 3(37) of 4001(a)(3) of ERISA; "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between NTL or any ERISA Affiliate and any Employee pursuant to which NTL has or may have any material liability contingent or otherwise; "ERISA Affiliate" means each business or entity which is or was a member of a "controlled group of corporations", under "common control" or an "affiliated service group" with NTL within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with NTL under Section 414(o) of the Code or is under "common control" with NTL, within the meaning of Section 4001(a)(14) of ERISA; and

                  (k) NTL is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

         2. Subject to the terms and conditions set forth herein, NTL shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from NTL, the Common Shares at an aggregate purchase price of $250,000,000 and the Preferred Shares at an aggregate purchase price of $750,000,000.

         3. The Purchaser hereby acknowledges and agrees with NTL that the Securities have not been registered under the Securities Act and may not be offered or sold except pursuant to registration or to an exemption from the registration requirements of the Securities Act. The Purchaser further agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Securities or shares of Common Stock issuable upon conversion or redemption of, or as a dividend with respect to, the Preferred Shares, other than (i) pursuant to a Registration Rights Agreement between the parties substantially on the terms set forth in Exhibit B (the "Registration Rights Agreement"), (ii) pursuant to Rule 144 under the Securities Act, (iii) pursuant to any transaction that does not require registration under the Securities Act, (iv) any such arrangements with an affiliate of the Purchaser or (v) with the prior written consent of NTL.

         4. (a) The Securities to be purchased by the Purchaser hereunder will be represented by one or more stock certificates evidencing the Common Shares and one or more stock certificates evidencing the Preferred Shares. NTL will deliver the stock certificates evidencing the Securities to the Purchaser, against payment by or on behalf of the Purchaser of the purchase price therefor set forth in Section 2 above by wire transfer of immediately available funds to an account designated by NTL. The time and date of such delivery and payment is contemplated to be 10:00 a.m., New


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York City time, on July 28, 1999 or such other time and date as the Purchaser and NTL may agree upon in writing. Such time and date are herein called the "Time of Delivery".

         (b) The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including any additional documents requested by the Purchaser pursuant to Sections 7(a) and
(d) hereof and the Securities will be delivered at the offices of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), 919 Third Avenue, New York, New York 10022, all at the Time of Delivery.

         5. NTL agrees and covenants:

                  (a) At any time when NTL is not subject to Section 13 or 15(d) of the Exchange Act and prior to two years from the Time of Delivery, for the benefit of the holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities information (the "Additional Issuer Information") satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act;

                  (b) To make available to the holders of the Securities as soon as practicable after the end of each fiscal year, and in any event within 90 days, an annual report (including a balance sheet and statements of income, shareholders' equity and cash flows of NTL and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date hereof), and in any event within 45 days, consolidated summary financial information of NTL and its subsidiaries for such quarter in reasonable detail;

                  (c) So long as the Purchaser or any affiliate of the Purchaser is a holder of at least 75% of the Securities purchased hereunder (a "Qualified Holder") (determined based on the aggregate number of Common Shares and shares of Common Stock issuable upon conversion of the Preferred Shares held by such Qualified Holder, as such aggregate number of Common Shares and shares of Common Stock issuable upon conversion of the Preferred Shares may be adjusted for stock dividends, stock splits, reclassifications or similar transactions), to make available to the Purchaser copies of all reports or other communications (financial or other) furnished to shareholders or members of the Board of Directors of NTL, and to make available to the Purchaser (x) as soon as they are generally available, copies of any reports and financial statements furnished to or filed or required to be filed with the Commission or any securities exchange on which the Securities or any class of securities of NTL is listed; and (y) such additional information concerning the business and financial condition of NTL as the Purchaser may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of NTL and its subsidiaries are consolidated in reports furnished to its shareholders generally or to the Commission);



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                  (d) To file the Certificate of Designation with the Secretary of State of the State of Delaware at the Time of Delivery;

                  (e) As soon as practicable after the Time of Delivery, to file a listing application with the Nasdaq National Market with respect to the Common Shares and the shares of Common Stock issuable upon conversion or redemption of, or as a dividend with respect to, the Preferred Shares and to use its best efforts to have the Common Shares and such shares of Common Stock so listed;

                  (f) Prior to the Time of Delivery, to amend, to the extent necessary, the Shareholder Rights Agreement, dated as of October 1, 1993, between NTL and Continental Stock Transfer & Trust Co., as amended (the "Rights Agreement") to provide that the ownership by the Purchaser of the Securities and any shares of Common Stock issued upon conversion, redemption, exchange, or as a dividend with respect to, the Preferred Shares will not result in the Purchaser being deemed an Acquiring Person (as such term is defined in the Rights Agreement) or result in the occurrence of a Stock Acquisition Date, Section 11(a)(ii) Event or Section 13 Event (as such terms are defined in the Rights Agreement);

                  (g) NTL agrees that from the date hereof and prior to the six-month anniversary of the Time of Delivery (the "Blackout Period"), it shall not issue or sell any equity securities of NTL or any of its subsidiaries, other than (i) issuances of common stock upon the exercise of stock options or warrants outstanding as of the date hereof, issuances of stock options pursuant to stock option plans and employee benefit schemes existing as of the date hereof and issuances of common stock upon exercise of such stock options; (ii) issuances of equity securities or any securities convertible into or exchangeable or exercisable for equity securities as consideration for future acquisitions; provided, however, that in the event of any such issuance described in this clause (ii), NTL shall notify the Purchaser in writing of such issuance and shall offer to the Purchaser the right to purchase (at the price equal to the value at which such equity securities shall be included in the consideration paid by NTL in such acquisition) such number of the equity securities being issued as would be necessary for the Purchaser to maintain the level of ownership of NTL's equity securities (on a fully diluted basis) that the Purchaser shall have immediately prior to consummation of such acquisition (it being understood that the Purchaser's preemptive rights under this proviso will be exercised in a manner and based on a timetable that will not restrict or adversely affect NTL's ability to issue securities in such acquisition in a flexible and cost effective manner); (iii) issuances of common stock on conversion of the convertible notes outstanding as of the date hereof or on conversion or in payment of dividends on shares of preferred stock outstanding as of the date hereof, and (iv) with the consent of the Purchaser, which consent shall not be unreasonably withheld, issuances of equity securities as consent payments to holders of NTL's or any of its subsidiaries' indebtedness outstanding as of the date hereof. Notwithstanding anything to the contrary contained in this Section 5(g), during the Blackout Period, NTL shall have the right to issue up to an aggregate amount of $250,000,000 of


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         equity securities of NTL with the consent of the Purchaser, which consent shall not be unreasonably withheld;

                  (h) To file together with the Purchaser as soon as practicable after the date hereof notifications under the HSR Act and to respond as promptly as practicable to all inquiries or requests received from the United States Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters;

                  (i) Upon request by the Purchaser, to cooperate in delivering to the Purchaser or an affiliate thereof (as applicable) within 30 days after such request a valid statement described in Treasury Regulation section 1.897-2(g)(1)(ii) and to comply with the notice requirements in Treasury Regulation section 1.897-2(h); and

                  (j) To indemnify the Purchaser and each of its affiliates and hold them harmless against (i) any French tax imposed thereon under Art. 209 B of the French Tax Code (or any successor provision) as a result of any activities or investments of NTL or any of its subsidiaries and (ii) any liability (including penalties, interest and expenses) arising therefrom. Any such indemnification shall be made on an after-tax basis and shall be made within 30 days from the date the Purchaser makes written demand therefor. To the extent that the Purchaser receives any French tax benefit in respect of an item for which it received an indemnity payment under this provision, the Purchaser shall, to the extent it can do so without jeopardizing its entitlement to such benefit (including any benefit resulting from a payment by it under this sentence), pay to NTL an amount equal to the amount of any such tax benefit so realized.

         6. NTL covenants and agrees with the Purchaser that NTL will pay or cause to be paid the following: (i) the cost of producing and, if required, filing with the Commission of this Purchase Agreement, closing documents (including any compilations thereof) and any other documents in connection with the purchase, sale and delivery of the Securities; (ii) the cost of preparing the stock certificates for the Securities, (iii) the cost of filing the Certificate of Designation with the Secretary of State of the State of Delaware,
(iv) the cost of filing listing applications with respect to the Common Shares and the shares of Common Stock issuable upon conversion or redemption of, or as a dividend with respect to, the Preferred Shares, with the Nasdaq National Market and (v) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this
Section 6. It is understood, however, that, except as provided in this Section 6, the Purchaser will pay all of its own costs and expenses, including the fees of its counsel.

         7. The obligations of the Purchaser to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of NTL contained herein as of the date hereof and as of the Time of Delivery, to the accuracy of the statements of NTL made in any


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                                        9


certificates pursuant to the provisions hereof, to the performance by NTL of its obligations hereunder and to the following additional conditions:

                  (a) Prior to the Time of Delivery, NTL shall have furnished to the Purchaser (i) the Certificate of Designation executed by a duly authorized officer of NTL and duly approved by NTL's Board of Directors to be filed with the Secretary of State of the State of Delaware, (ii) the Registration Rights Agreement executed by a duly authorized officer in form and substance reasonably satisfactory to the Purchaser and its counsel, and (iii) such further information, certificates and documents as the Purchaser and its counsel may reasonably request;

                  (b) (i) There shall not have been any material adverse change in, or any adverse development which materially affects, the business, assets, properties, financial condition or results of operations of NTL and its subsidiaries taken as a whole since the date hereof, and (ii) since the date hereof there shall not have been any material change in the capital stock, long-term debt or any other liability (which would be required to be reflected on a balance sheet or the notes thereto) of NTL or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of NTL and its subsidiaries taken as a whole, other than as set forth or contemplated herein, except to the extent that any such material adverse change or adverse development is the result of (x) any change in general economic conditions in the countries in which NTL and its subsidiaries operate;
         (y) any change generally affecting the industry in which NTL and its subsidiaries operate; or (z) any change in laws and regulations (other than laws and regulations related to taxation) applicable to the business of NTL and its subsidiaries;

                  (c) On or after the date hereof and prior to the Time of Delivery, there shall not have occurred any of the following: (i) a suspension or material limitation (except for such limitations as are in effect as of the date hereof) in trading in securities generally on the New York Stock Exchange, the London Stock Exchange or the Paris Stock Exchange; (ii) a suspension or material limitation (except for such limitations as are in effect as of the date hereof) in trading in the securities of NTL on the principal exchange or quotation system on which such securities are traded; (iii) a general moratorium on commercial banking activities in New York, London or Paris declared by the relevant authorities; (iv) the imposition of exchange controls by the United States, the United Kingdom or France; (v) NTL or any Significant Subsidiary shall have sustained since the date of the latest audited financial statements included in the Exchange Act Reports any loss or interference with their business from fire, explosion, flood, earthquake or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in such Exchange Act Reports, the effect of which would constitute a material adverse change for purposes of Section 7(b); (vi) the outbreak or escalation of hostilities involving the United States, the United Kingdom or


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                                       10


         France, or the declaration by the United States, the United Kingdom or France of a national emergency or war, if the effect of any such event specified in this subsection (vi), in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to proceed with the purchase of the Securities on the terms and in the manner contemplated in this Purchase Agreement; or (vii) the occurrence of any material adverse change in the existing financial, political or economic conditions in the United States, the United Kingdom, France or elsewhere, which, in the judgment of the Purchaser, would materially and adversely affect the financial markets;

                  (d) NTL shall have furnished to the Purchaser certificates of NTL, signed by the Chief Executive Officer, the President or a Senior Vice President of NTL and by the principal accounting or financial officer of NTL, as to the accuracy of the representations and warranties of NTL herein at and as of the Time of Delivery, as to the performance by NTL of all of its obligations hereunder to be performed at or prior to such Time of Delivery, and as to such other matters as the Purchaser and its counsel may reasonably request;

                  (e) The Purchaser shall have received an opinion of Skadden Arps regarding the Securities and the shares of Common Stock of NTL issuable upon conversion or redemption of, or as a dividend with respect to, the Preferred Shares substantially as set forth as Exhibit C; and

                  (f) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         8. (a) As of the Time of Delivery, the Purchaser and their Affiliates (as defined in the Exchange Act) will have no beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of any securities of NTL other than as a result of the Purchaser's acquisition of the Securities.

         (b) So long as the Purchaser or any affiliate of the Purchaser is a Qualified Holder and a holder of Preferred Stock, the Purchaser or such Affiliate of the Purchaser shall have the right in accordance with the Certificate of Designation to elect one director to the Board of Directors of NTL. After the time when the Purchaser or any affiliate of the Purchaser shall no longer be a holder of any shares of Preferred Stock but shall remain a Qualified Holder, the Purchaser or such affiliate of the Purchaser shall have the right to nominate one director for election to the Board of Directors of NTL. NTL shall use best efforts to support election of the Purchaser's (or such affiliate's) nominee to the Board of Directors of NTL and shall include such nominee in the list of directors proposed by the Board of Directors of NTL for election by NTL's stockholders. Further, so long as the Purchaser or any affiliate of the Purchaser is a Qualified Holder and a holder of Preferred Stock, NTL shall not increase the total number of its directors to a number that is greater than ten if such increase would cause the number of such directors that the holders of the Preferred Stock are entitled to elect to be less than 10% of the total number of directors of NTL.

         (c) In the event NTL and the Purchaser agree that NTL will issue and sell to the Purchaser any additional shares of Common Stock or Preferred Stock or any shares of a new class or series of preferred stock of NTL in connection with the Strategic Acquisition (any such shares being the "New Securities"), then the purchase by the Purchaser of the Securities and the New Securities will be deemed to be a single strategic investment, with the purchase of the Securities to be deemed an interim funding of such strategic investment. NTL and the Purchaser further agree that any agreement they may enter into (the "Investment Agreement") for the issuance and sale of the New Securities to the Purchaser will provide that the Securities will be subject to the same restrictions on transferability and standstill requirements as the New Securities.

         9. The respective agreements, representations, warranties and other statements of NTL and the Purchaser, as set forth in this Purchase Agreement or made by or on behalf of them, respectively, pursuant to this Purchase Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchaser or any controlling person of any Purchaser, or NTL, or any officer or director or controlling person of NTL, and shall survive delivery of and payment for the Securities.

         10. This Purchase Agreement may be terminated by mutual agreement of the parties, in which event, (i) NTL shall not then be under any liability or obligation to the Purchaser with respect to the Securities except as provided in
Section 6 hereof and (ii) the Purchaser shall not then be under any liability or obligation to NTL with respect to this Purchase Agreement except as provided in
Section 6 hereof.

         11. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchaser shall be delivered or sent by mail, telex or facsimile transmission to: France Telecom, S.A., 212, rue Raymond Losserand, 75505 Paris Cedex 15, France, Attention: Philippe Mc Allister, with a copy to Shearman & Sterling, 599 Lexington Avenue, New York, NY 10022, Attention: Alfred
J. Ross, Esq.; and if to NTL shall be delivered or sent by mail, telex or facsimile transmission to NTL Incorporated, 110 East 59th Street, New York, New York 10022, Attention: General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, Attention:
Thomas H. Kennedy, Esq. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

         12. This Purchase Agreement shall be binding upon, and inure solely to the benefit of, the Purchaser and NTL and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Purchase Agreement. No purchaser of any of the Securities from the Purchaser shall be deemed a successor or assign with respect to this Purchase Agreement by reason merely of such purchase.

         13. This Purchase Agreement may not be assigned by the Purchaser without the express written consent of NTL, except that the Purchaser may assign this Purchase Agreement to an affiliate of the Purchaser without the consent of NTL, provided, however, that no such assignment shall release the Purchaser from its obligations hereunder, provided further, however, that the Purchaser will not assign this Purchase Agreement to an affiliate if, in the reasonable judgment of NTL based on a reasonable inquiry of an internationally recognized credit rating agency or a major investment banking firm specializing in credit rating advisory work, such assignment would result in an adverse effect on the credit rating of NTL or NTL Communications Corp.

         14. This Purchase Agreement shall be governed by and constructed in accordance with the laws of the State of New York.

         15. This Purchase Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

         If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Purchaser and NTL.


                                                  Very truly yours,

                                                  NTL INCORPORATED

                                             By:  /s/ J. Barclay Knapp
                                                  -----------------------------
                                                  Name:  J. Barclay Knapp
                                                  Title: President and Chief
                                                         Executive Officer


Accepted as of the date hereof:

FRANCE TELECOM, S.A.

By:  /s/ Jean-Louis Vinciguerra
     ---------------------------------------
     Name:  Jean-Louis Vinciguerra
     Title: Executive Director - Finance and
             Human Resources

                                  ATTACHMENT I

                                    EXHIBIT A
                                    ---------

                                 CAPITALIZATION


                                                                                                        Number of
                                                                                                          Fully
                                                                                     Number of           Diluted
                                                    Par or        Number of          Issued and           Common
                                                    Stated        Authorized        Outstanding           Share
Description of Securities                           Value           Shares             Shares          Equivalents

Series Preferred Stock:                              $0.01        10,000,000            N/A                N/A
13% Senior Redeemable
   Exchangeable Preferred Stock                      $0.01            "                 133,497            N/A
9.9% Non-voting Mandatorily Redeemable
   Preferred Stock, Series A                        $1,000            "                 125,280          1,559,785
9.9% Non-voting Mandatorily Redeemable
   Preferred Stock, Series B                        $1,000            "                  52,217            650,122
5.25% Convertible Preferred Stock, Series A         $1,000                              511,069          5,108,861

Common Stock                                         $0.01       400,000,000         81,394,684         81,394,684

Options                                              N/A             N/A                N/A             18,118,487

Warrants:
$5.566 expire 2000                                   N/A             N/A                N/A                741,643
$23.778 expire 2006                                  N/A             N/A                N/A                157,760
$43.389 expire 2006                                  N/A             N/A                N/A                765,379
$84.00 expire 2004                                   N/A             N/A                N/A              1,200,000

Convertible Notes:
7% Convertibles due 2008                             N/A             N/A                N/A              9,795,918
------------------------                                                                             -------------

Total:                                                                                                 119,492,639

                                    EXHIBIT B
                                    ---------

                          REGISTRATION RIGHTS AGREEMENT
                                 PRINCIPAL TERMS

Demand
Registration Rights:       The Purchaser may request a total of 3 registrations.

Incidental
Registration Rights:       Subject to the provisions of "Cutbacks" below, if at
                           any time NTL determines that it shall file a registration statement under the Securities Act of 1933, NTL shall give the Purchaser prompt notice of such registration. Following such notice, the Purchaser shall be granted the opportunity to participate in such registration in proportion to the percentage ownership of such Securities by the Purchaser.

Shelf Registration:        The Purchaser is entitled to use 2 of its
                           registration requests to request that NTL file a shelf registration on behalf of the Purchaser.

Obligations of
the Purchaser:             NTL shall use its best efforts to effect any
                           registration requests, and to comply with the requirements of all relevant state blue sky and federal securities laws necessary to effect such registration requests. NTL shall provide the Purchaser with such number of registration statements and prospectus' as the Purchaser shall reasonably request. NTL shall cooperate in the registration process and roadshow or other investor meetings in connection with the sale of the Securities so registered and shall secure the participation of its management for such purposes.

Fees and
Expenses:                  NTL shall pay all fees, expenses, or other costs
                           incurred with respect to each registration request made by the Purchaser (other than underwriters' discounts and commissions and fees and expenses of Purchaser's counsel), including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees, fees of the National Association of Securities
                           Dealers, Inc. listing fees, messenger and delivery expenses, all fees necessary to comply with state blue sky and federal laws, fees and expenses of for the disbursement of NTL's counsel, auditors or other advisors.

Indemnification:           NTL shall indemnify the Purchaser and its directors
                           and officers against any losses, claims, damages or liabilities, joint or several, to which the Purchaser may become subject insofar as such losses, claims, damages or liabilities arise out of or are based on any untrue or alleged untrue statement of any fact contained in any registration statement, unless the liability relates to material furnished in writing by the Purchaser to NTL specifically for use in the registration statement.

Selection of
Underwriters:              The Purchaser shall select any underwriters in
                           connection with the sale of registered Securities, with the approval of NTL, such approval not to be unreasonably withheld.

Assignability:             The Purchaser may assign all registration rights.

Delay of
Filing or Sales:           If NTL shall furnish to the Purchaser a certificate
                           signed by its Chairman, Chief Executive Officer or Chief Financial Officer stating that (i) filing a registration statement or maintaining effectiveness of a current registration statement would have a material adverse effect on NTL or its stockholders in relation to any material financing, acquisition or other corporate transaction, and NTL has determined in good faith that such disclosure is not in the best interests of NTL and its shareholders, or (ii) NTL has determined in good faith that the filing or maintaining effectiveness of a current registration statement would require disclosure of material information NTL has a valid business purpose of retaining as confidential, NTL shall be entitled to postpone filing or suspend the use by the Purchaser of the registration statement for a reasonable period of time, but not in excess of 60 consecutive calendar days. NTL shall be entitled to exercise such suspension right more than one time in any calendar year provided that such exercise shall not prevent
                           Purchaser from being entitled to at least 240 days of effective registration rights per year and that no suspension period may commence if it is less than 30 calendar days from the prior such suspension period.

Cutbacks:                  If a registration by NTL of its securities involves
                           an underwritten offering, and the managing or lead underwriter or underwriters shall advise NTL in writing (a copy of which shall be provided by NTL to the Purchaser), that in its or their opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the number that can be sold in such offering within a price range acceptable to NTL, then NTL shall allocate the securities to be included in such registration as follows: First, NTL shall be entitled to include all of the securities that they have proposed to be included, and second, to the extent that any other securities may be included without exceeding the limitations recommended by the underwriter as aforesaid, the Purchaser shall be entitled to participate in that registration on a basis no less favorable than any other holder of NTL's securities.

                                    EXHIBIT C

           FORM OF OPINION OF SKADDEN, ARPS, SLATE MEAGHER & FLOM LLP